Free Writing Prospectus
Registration Statement 333-177923
Filed Pursuant to Rule 433
Dated January 11, 2012

Free Writing Prospectus
Registration Statement No. 333-177923
Dated: January 11, 2012

J.P.Morgan

4yr Contingent Coupon Note

Coupon Summary

OVERVIEW

The Contingent Coupon Note is intended to provide investors with exposure to a basket of domestic U.S. equities. The Note pays a contingent coupon linked to the weighted average performance of a basket of equities subject to a Coupon Cap of 9.60% for each Coupon Payment Date.

May be appropriate for investors seeking income and exposure to domestic U.S. equity markets while pursuing repayment of principal in full at maturity subject to the credit risk of JPMorgan Chase & Co.

For more detailed information please see the pricing supplement dated December 17, 2010. You may access this document on the SEC website at www.sec.gov.

CUSIP: **48124A3W5**

Dates

Pricing Date	12/17/2010
Settlement Date	12/22/2010
Final Coupon Determination Date	12/17/2014
Maturity Date	12/22/2014

Economic Details

Coupon Cap	9.60% per annum
Stock Return Floor	-20.00%

Coupon Determination Dates

12/16/2011
12/18/2012
12/17/2013
12/17/2014

Coupon Determination as of: **12/16/2011** **Coupon Payment Date** **12/21/2011**

Reference Stock Issuer	Ticker	Initial Share Price	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Amazon.Com Inc	AMZN	$177.58	$181.26	2.07%	2.07%	0.21%
Bristol-Myers Squibb Co	BMY	$26.49	$34.22	29.18%	9.60%	0.96%
General Mills Inc	GIS	$36.38	$39.72	9.18%	9.18%	0.92%
Intel Corp	INTC	$21.46	$23.23	8.25%	8.25%	0.82%
Mcdonald'S Corp	MCD	$76.81	$97.49	26.92%	9.60%	0.96%
Altria Group Inc	MO	$24.99	$29.14	16.61%	9.60%	0.96%
Newmont Mining Corp	NEM	$59.40	$62.18	4.68%	4.68%	0.47%
At&T Inc	T	$29.21	$28.85	(1.23%)	(1.23%)	(0.12%)
Wells Fargo & Co	WFC	$29.96	$25.98	-13.28%	(13.28%)	(1.33%)
Wal-Mart Stores Inc	WMT	$54.41	$58.27	7.09%	7.09%	0.71%
					Weighted Average	**4.56%**
					Coupon Rate	**4.56%**

Coupon Rate	The Coupon Rate for each Coupon Payment Date will be a percentage equal to the sum of the Stock Performance of each Reference Stock on the applicable Coupon Determination Date multiplied by the Stock Weighting for such Reference Stock, provided that the Coupon Rate will not be less than the minimum coupon rate of 0%
Stock Performance	The Stock Performance for a Reference Stock on any Coupon Determination Date will be: (1) if the Stock Return on such date is greater that the Stock Return Threshold, the Coupon Cap, or (2) if the Stock Return on such date is less than the Stock Return Threshold, the greater of the Stock Return and the Stock Return Floor.
Stock Return Threshold	Equal to the Coupon Cap of 9.60% p.a.
Stock Return	$\frac{\text{Final Share Price} - \text{Initial Share Price}}{\text{Initial Share Price}}$
Initial Share Price	The closing price of one share of the applicable Reference Stock on the Pricing Date, divided by the applicable stock adjustment factor
Final Share Price	The closing price of one share of the applicable Reference Stock on the applicable Coupon Determination Date
Stock Adjustment Factor	Set initially to 1.0 on the Pricing Date, subject to adjustments

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

J.P.Morgan

3‹8

4yr Contingent Coupon Note

Recent Coupon Summary

Selected Benefits

- Exposure to domestic U.S. equity markets through a basket of U.S. stocks.
- Investors are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase and Co.
- Minimum denominations of $1,000 and integral multiples thereof.

Selected Risks

- Payment on the notes are subject to the credit risk of JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market view of our credit worthiness.
- You may not receive any coupon payments on your Notes.
- The appreciation potential for the Notes is limited to the Coupon Cap.
- Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.
- The returns of the Reference Stocks may offset each other.
- Any positive contribution by a Reference Stock is limited to the Coupon Cap while any negative contribution by a Reference Stock is limited by the Stock Return Floor.
- Correlation of performance among the Reference Stocks during periods of negative returns may reduce the performance of the Notes.
- No dividend payments or voting rights.
- The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.
- The Notes are not designed to be short-term trading instruments.
- Many economic and market factors, such as Reference Stock volatility, time to maturity, interest rates and creditworthiness of JPMorgan Chase & Co., will impact the value of the notes prior to maturity.
- JPMorgan Securities LLC (JPMS) may offer to purchase the Notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
- Potential conflicts – we and our affiliates play a variety of roles in connection with the issuance of our Notes, including acting as calculation agent and hedging our obligations under the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes decline.
- Anti-dilution protection related to the Reference Stocks is limited.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" in the applicable pricing supplement for additional information.

Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these material relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JPMorgan Chase &Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early dispositions could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of JPMorgan Research Departments. JPMorgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of NASD, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a JPMorgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Additional information about the symbols depicted in each cube in the top right-hand corner of this document can be accessed via the hyperlink to one of our filings with the SEC: http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp.pdf

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com